Exhibit 99.1

PRESS RELEASE

Contact:	Alfred J. Novak, Novoste Corporation
President and Chief Executive Officer
(770) 717-6096

NOVOSTE TO IMPLEMENT 1-FOR-4 REVERSE STOCK SPLIT

TO AVOID NASDAQ DELISTING

NORCROSS, GA.—(BUSINESS WIRE)—October 25, 2005—Novoste Corporation (NASDAQ: NOVT) announced today that its board of directors has approved a one-for-four reverse stock split of Novoste’s common stock. The reverse stock split will be effective as of 12:01 a.m. Eastern Standard Time on Friday, November 4, 2005, and Novoste’s common stock will begin trading, as adjusted for the reverse stock split, at the opening of trading on Friday, November 4, 2005. As a result of the reverse stock split, each four shares of common stock will be exchanged for one share of common stock and the total number of shares outstanding will be reduced from approximately 16.3 million shares to approximately 4.1 million shares.

The company received a Staff Determination letter from Nasdaq on October 19, 2005 stating that the company’s stock had not regained compliance with the $1 minimum bid price continued listing requirement set forth in Marketplace Rule 4450(a)(5) during the 180 day period beginning on April 21, 2005. Consequently, the company’s common stock is subject to delisting from The Nasdaq National Market at the opening of business on October 28, 2005. The company is in the process of requesting a hearing before a Nasdaq Listing Qualifications Panel to review the Staff Determination, which will stay the delisting action pending the issuance of a final decision by the Panel. The company can regain compliance with the $1 minimum bid price requirement if the bid price of the company’s stock closes at or above $1 for 10 consecutive trading days, in which case the company would expect to receive notification from Nasdaq that it has regained compliance and the hearing process would be terminated. However, there can be no assurance that the Company’s common stock will meet this requirement or that the Nasdaq otherwise will grant the company’s request for continued listing.

About Novoste

Novoste common stock is traded on the NASDAQ National Stock Market under the symbol NOVT. For general company information, please call (770) 717-0904 or visit Novoste’s web site at www.novoste.com.